                                                                HEI Exhibit 12.1
                                                                ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

Three months ended March 31                                2001 (1)     2001 (2)     2000 (1)     2000 (2)
---------------------------------------------------------------------------------------------------------
(dollars in thousands)
Fixed charges
Total interest charges (3)............................    $ 48,513     $ 80,505     $ 47,213     $ 74,887
Interest component of rentals.........................       1,241        1,241        1,113        1,113
Pretax preferred stock dividend requirements of
 subsidiaries.........................................         776          776          795          795

Preferred securities distributions of
   trust subsidiaries.................................       4,009        4,009        4,009        4,009
---------------------------------------------------------------------------------------------------------

Total fixed charges...................................    $ 54,539     $ 86,531     $ 53,130     $ 80,804
=========================================================================================================

Earnings
Pretax income.........................................    $ 43,142     $ 43,142     $ 46,583     $ 46,583
Fixed charges, as shown...............................      54,539       86,531       53,130       80,804
Interest capitalized..................................        (676)        (676)        (788)        (788)
---------------------------------------------------------------------------------------------------------

Earnings available for fixed charges..................    $ 97,005     $128,997     $ 98,925     $126,599
=========================================================================================================

Ratio of earnings to fixed charges....................        1.78         1.49         1.86         1.57
=========================================================================================================

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.